EXHIBIT 10.29

[Modus Letterhead]

TO:	W. Kendale Southerland

FROM:	R. Scott Murray

DATE:	June 17, 2004

SUBJECT:	Letter of Understanding: Extension

This letter extends your current assignment in the position of President, Asia Pacific for Modus Media International (“Company” or “MMI”) at our Singapore location, and reporting to the Chief Executive Officer, pursuant to the following terms and conditions. This extension shall be for an additional one year, from September 21, 2004 to September 21, 2005. This assignment may be extended upon mutual agreement, and may be terminated at management’s sole discretion.

This assignment is subject to obtaining any appropriate permits for employment and residence in Singapore, as well as your acceptance of the terms and conditions outlined in this letter.

The following sets forth the compensation and benefits provisions of your assignment. Please understand that these terms and conditions will be in effect for the period of this assignment and will not necessarily apply to future transfers or assignments.

COMPENSATION AND BENEFITS

Base Salary

Your annual base salary will be continued at USD $300,000 and will be used for purposes of determining differentials, premiums, and bonuses as described in this letter.

Management Incentive Plan

You are eligible for the Management Incentive Plan at the 60% level. All rules for eligibility and pay out of bonuses will be in accordance with the terms of the plan in effect at that time.

Benefits

You may participate in benefit programs as applicable to comparable United States employees. Benefits determined by base salary will be calculated exclusive of any allowance, differential, bonuses or similar additional payments. Payroll deductions will be applied for hypothetical taxes, applicable US social programs, Company benefit programs, and the like.

Paid time off and holidays will be scheduled based on practices in effect in the Singapore facility. Other benefits are outlined in your Benefits Guide 2004.

Foreign Service Premium

A Foreign Service Premium (FSP) is designed to compensate you for your separation from home as well as to recognize the difficulties of service on an international assignment. Your FSP will be $25,000 per year, paid bi-weekly for the duration of the assignment.

FSP is effective the first day of your assignment in Singapore and terminates the day you leave Singapore at the end of the assignment.

Goods and Services Allowance

The Goods and Services Allowance is intended to reimburse you for certain increased living costs (excluding housing and utilities), which may result when living costs in Singapore exceed those in the United States.

The Goods and Services Allowance is determined using your base salary and may be adjusted up or down due to fluctuation in costs in the home and host countries and in the exchange rate. This allowance begins when you move into housing in Singapore and ends upon vacating said housing. The current Goods and Services allowance available to you is USD $25,000 per year, paid bi-weekly.

Housing and Utilities Differential

The Company will pay your actual monthly housing fee and utilities up to Singapore $20,000 per month, excluding personal telephone expenses. The Company agrees to review your housing differential on or about December 17, 2004 and will make any changes it deems reasonable in consultation with you at that time. The Company must approve housing and rental terms in advance.

As your contribution, a deduction will be taken representing US housing costs. The monthly deduction of USD $2,000 per month, taken pre-tax, will continue for the duration of your assignment in Singapore and may be renegotiated if the assignment is extended.

The deduction and payment of housing began when you moved into the Singapore residence.

You will not be entitled to a cash reimbursement should the actual costs incurred fall below Singapore$20,000.

Transportation Allowance

The Company will provide an automobile for business use per existing norms and standards in Singapore. Additionally, we will provide a transportation differential of up to USD $2,500 per month to reimburse you for certain increased transportation costs associated with a personal automobile that may result when local costs exceed those in the US. Your contribution to transportation expenses will be USD $500 per month, factored and taken as a bi-weekly payroll deduction.

Membership(s)

The Company agrees to pay your annual membership fee of USD $15,000 to the American Club.

Home Leave

You and your family will be entitled to one round trip return to the US per year via business class air or up to a total of USD $15,000, for home leave. If you choose to travel to another country in lieu of a return to the US, the Company will reimburse you for the trip at business rates provided that the cost is lower than a US flight or up to a total of USD $15,000.

Should the need arise to return to the U.S. for an emergency situation, the Company will reimburse you and your family for ‘coach’ class round trip airfare.

Education Allowance

Per its Policy for Expatriate Assignments, the Company will provide reimbursement for the cost of tuition, registration fees, textbooks and local bus transportation for your kindergarten through grade 12 aged children to attend an international school in the Singapore area. If an adequate international school is not available in the area, a boarding school may be used. Please refer to Policy for boarding school details, education for college students, and language training in the local language for you and your family.

Relocation Allowance

The Company will reimburse all reasonable expenses associated with your family’s move from the US to Singapore, business class airfare included. Upon completion of this assignment, the same arrangement will be offered to you to repatriate to the US. Repatriation will be to any MMI place of business relating to a new assignment within the Company, or to any state in the continental US should you terminate employment with MMI. Further, should you terminate (other than pursuant to paragraph 3 of the Termination of Appointment section of this Agreement) your employment with the Company before the end of this assignment, you will be required to reimburse the Company for all relocation costs outlined in this document.

Tax Equalization

Tax equalization is provided to:

•	Ensure that no additional tax liability or benefit as a result of having an assignment outside the US is effected.

•	Provide assistance to ensure compliance with US expatriate tax laws as well as the tax laws of the host country.

The Company, through our tax consultant, will provide tax preparation assistance to ensure compliance with US tax laws as well as the laws of Singapore. You are responsible to pay any tax liabilities incurred.

Interest or penalties imposed by tax authorities as a result of improper reporting or delays in providing necessary documents by you to our tax consultant will be your responsibility.

Termination of Appointment

The Company reserves the right to terminate your employment with or without Cause at any time. Should the Company terminate your employment without Cause, however, the Company will make payments to you during the twelve (12) months following such termination in an aggregate amount equal to twelve months’ base salary at the time of termination (“Severance Benefits”). Such severance payments shall be paid to you in equal, biweekly installments during such twelve-month period. If you remain unemployed following such twelve-month period, you will be entitled to up to an additional six (6) months of base salary to be paid in equal, biweekly installments for so long as you remain unemployed, up to a maximum aggregate of six months (“Extended Severance Payments”).

For purposes hereof, “Cause” shall mean (a) any failure by you to take or refrain from taking any corporate action as specified in written directions of the Chief Executive Officer, which such failure is not cured within 30 days after written notice that failure to take or refrain from taking such action shall constitute “Cause” for purposes hereof; (b) dishonesty, gross negligence or gross misconduct by you in connection with the performance by you of your duties for the Company; or (c) your conviction of, or the entry by you of a plea of guilty or non contendere to, any crime involving moral turpitude or any felony.

At the conclusion of this assignment, unless you elect to extend this assignment or accept a new assignment with the Company, you will be entitled to the Severance Benefits described above as if you had been terminated from the Company without Cause during the term of this assignment. You will also continue to be entitled to the “Relocation Allowance” set forth above. If you elect to trigger these Severance Benefits, you must provide written notice to the Company not less than ninety (90) days before the conclusion of this assignment.

The Severance Benefits provided hereunder are explicitly conditioned upon (a) your signing a release of the Company; and (b) your compliance with the nondisclosure, non-compete and non-solicitation provisions of this Letter and/or other pertinent agreements with the Company you have executed.

Other

It is understood that in accepting this agreement, you will not engage in any employment or business enterprise that will in any way conflict with your service and the interests of the Company. You agree to not do any work, directly or indirectly, for a competitor, customer, or supplier of the Company.

This letter embodies the entire agreement and understanding of the parties with regard to the matters described herein and supersedes any and all prior or contemporaneous agreements and understandings, oral or written, between you and the Company as to such matters.

If you are in agreement, please sign and return an original copy of this letter as follows:

Modus Media International

690 Canton Street

Westwood, MA 02090

cc: General Counsel

If you have any questions regarding the terms of this letter of understanding, overseas conditions of employment, or repatriation, I will be happy to discuss them further.

/s/ R. Scott Murray	6/29/04
R. Scott Murray, CEO	Date

I have read and accept the conditions of my assignment and repatriation as outlined. I understand that nothing contained herein shall be considered a guarantee of employment for the estimated duration of the assignment.

AGREED TO:

/s/ W. Kendale Southerland	June 24, 2004
W. Kendale Southerland	Date